Exhibit 99.1

SOUNDHOUND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,211	$21,626
Restricted cash equivalents	230	460
Accounts receivable, net of allowances of $109 as of March 31, 2022 and December 31, 2021, respectively	1,332	2,060
Prepaid expenses and other current assets	2,676	2,193
Debt issuance cost	566	1,132
Total current assets	13,015	27,471
Restricted cash equivalents, non-current	736	736
Right-of-use assets	10,225	10,291
Property and equipment, net	5,474	6,155
Deferred tax asset	2,169	2,169
Deferred offering costs	3,318	1,264
Other assets	1,005	1,117
Total assets	$35,942	$49,203

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,938	$3,760
Accrued liabilities	11,703	7,298
Operating lease liabilities, current portion	3,519	3,281
Financing lease liabilities, current portion	822	1,301
Income tax liability	2,730	2,737
Deferred revenue, current portion	6,006	6,042
Convertible notes, current portion	30,198	29,868
Derivative liability	4,080	3,488
Note payable, current portion	30,810	29,964
Total current liabilities	96,806	87,739

Operating lease liabilities, net of current portion	8,073	8,611
Financing lease liabilities, net of current portion	252	292
Deferred revenue, net of current portion	13,372	14,959
Other liabilities	1,338	1,336
Total liabilities	119,841	112,937
Commitments and contingencies (Note 6)

Redeemable convertible preferred stock; $0.0001 par value; 26,316,129 shares authorized; 19,248,537 shares issued and outstanding, liquidation preference of $284,826 as of March 31, 2022 and December 31, 2021, respectively	279,503	279,503

Stockholders’ deficit:
Common stock, $0.0001 par value; 45,000,000 shares authorized; 12,718,968 and 12,280,051 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	48,429	43,491
Accumulated deficit	(411,832)	(386,729)
Total stockholders’ deficit	(363,402)	(343,237)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$35,942	$49,203

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUNDHOUND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues	$4,290	$3,739
Operating expenses:
Cost of revenues	1,773	1,593
Sales and marketing	2,581	1,076
Research and development	16,650	14,443
General and administrative	4,003	3,246
Total operating expenses	25,007	20,358
Loss from operations	(20,717)	(16,619)

Other expense, net:
Interest expense	(2,977)	(748)
Other expense, net	(1,057)	(1,726)
Total other expense, net	(4,034)	(2,474)
Loss before provision for income taxes	(24,751)	(19,093)
Provision for income taxes	352	167
Net loss	(25,103)	(19,260)
Other comprehensive gain:
Unrealized holding gain on available-for-sale securities, net of tax	—	—
Comprehensive loss	$(25,103)	$(19,260)

Net loss per share:
Basic and diluted	$(2.00)	$(1.62)

Weighted-average common shares outstanding:
Basic and diluted	12,527,229	11,872,698

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUNDHOUND, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share and par value data)
(Unaudited)

Three Months Ended March 31, 2022

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total
Balance as of January 1, 2022	19,248,537	$279,503	12,280,051	$1	$43,491	$—	$(386,729)	$(343,237)
Issuance of common stock upon exercise of stock options	—	—	438,917	—	2,474	—	—	2,474
Stock-based compensation	—	—	—	—	2,464	—	—	2,464
Net loss	—	—	—	—	—	—	(25,103)	(25,103)
Balance as of March 31, 2022	19,248,537	$279,503	12,718,968	$1	$48,429	$—	$(411,832)	$(363,402)

Three Months Ended March 31, 2021

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total
Balance as of January 1, 2021	19,132,387	$273,687	11,818,761	$1	$30,836	$(1)	$(307,189)	$(276,353)
Issuance of common stock upon exercise of stock options	—	—	297,850	—	1,199	—	—	1,199
Stock-based compensation	—	—	—	—	1,388	—	—	1,388
Net loss	—	—	—	—	—	—	(19,260)	(19,260)
Balance as of March 31, 2021	19,132,387	$273,687	12,116,611	$1	$33,423	$(1)	$(326,449)	$(293,026)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUNDHOUND, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(25,103)	$(19,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,292	1,451
Stock-based compensation	2,464	1,388
Change in fair value of derivative and warrant liability	592	1,403
Amortization of debt issuance cost	1,742	301
Non-cash lease amortization	846	812
Changes in operating assets and liabilities:
Accounts receivable	728	1,705
Prepaid expenses and other current assets	(483)	(52)
Operating lease liabilities	(1,080)	(1,154)
Deferred offering costs	(2,054)	—
Other assets	112	(16)
Accounts payable	3,178	(391)
Accrued liabilities	4,398	657
Deferred revenue	(1,623)	(1,378)
Other liabilities	2	(170)
Net cash (used in) operating activities	(14,989)	(14,704)

Cash flows from investing activities:
Purchases of property and equipment	(611)	(63)
Net cash (used in) investing activities	(611)	(63)

Cash flows from financing activities:
Proceeds from the exercise of common stock options	2,474	1,199
Payment of finance and capital lease obligations	(519)	(594)
Net cash provided by financing activities	1,955	605
Net (decrease) in cash, cash equivalents, and restricted cash equivalents	(13,645)	(14,162)
Cash, cash equivalents, and restricted cash equivalents, beginning of period	22,822	44,982
Cash, cash equivalents, and restricted cash equivalents, end of period	$9,177	$30,820

Reconciliation to amounts on the condensed consolidated balance sheets:
Cash and cash equivalents	$8,211	$29,530
Current portion of restricted cash equivalents	230	230
Non-current portion of restricted cash equivalents	736	1,060
Total cash, cash equivalents, and restricted cash equivalents shown in the condensed consolidated statements of cash flows	$9,177	$30,820

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$1,013	$78
Income taxes	$32	$—

Noncash investing and financing activities
Operating lease liabilities and right-of-use assets through adoption of ASC 842	$—	$11,428
Operating lease liabilities arising from obtaining right-of-use assets	$650	$—
Property and equipment acquired under capital leases or debt	$—	$265

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

1. ORGANIZATION

Nature of Operations

SoundHound, Inc. (“SoundHound” or the “Company”) was incorporated in Delaware on September 2, 2005 and is headquartered in Santa Clara, California.

SoundHound turns sound into understanding and actionable meaning. SoundHound’s technology applications enable humans to interact with the things around them in the same way they interact with each other: by speaking naturally to mobile phones, cars, televisions, music speakers, coffee machines, and every other part of the emerging “connected” world. The conversation voice AI platform is called “Houndify”, where product creators can develop their own voice interfaces with their customers. Hound is primarily used as a prototyping tool to demonstrate what Houndify can deliver. Products and services built on the Houndify platform are referred to as Houndified Products and Houndified Services. The SoundHound music app allows customers to identify and play songs by singing or humming into the smartphone’s microphone, or by identifying the sound playing in the background from external sources.

Going Concern

Since inception, the Company has generated recurring losses as well as negative operating cash flows, which has resulted in a net loss of $25,103 for the three-month period ended March 31, 2022. As of March 31, 2022, the Company has an accumulated deficit of $411,832. Management expects to continue to incur additional substantial losses in the foreseeable future as a result of research and development activities. The Company has funded its operations primarily through equity or debt financings.

The Company plans to continue funding its operations and capital funding needs through a combination of private equity offerings, debt financing, revenue and other sources. Total cash and cash equivalents on hand as of March 31, 2022 was $8,211. The Company’s condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, including the effects of COVID-19, cash requirements for the upcoming year, funding capacity, net working capital, total stockholders’ deficit and future access to capital.

On April 26, 2022, the Company and Archimedes Tech SPAC Partners Co. (“ATSP”) completed a merger resulting in the reverse recapitalization of the Company (the “Business Combination”) and the Company received aggregate gross proceeds of $5,357 held in trust by ATSP (following satisfaction of redemptions by public stockholders), and $113,000 in aggregate gross proceeds from PIPE investors. The Company received $93,064 in net proceeds after the reduction of $25,293 in transaction related expenses. Management believes the Company’s sources of liquidity will be sufficient to fund the Company’s planned operations and existing obligations within one year after the date that the consolidated financial statements are issued.

Other Risk and Uncertainties

During the two-year period ended December 31, 2021, and through March 31, 2022, the Company continued to experience the results of the worldwide COVID-19 pandemic. The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the CARES Act, which includes significant provisions to provide relief and assistance to affected organizations. While the disruption is currently expected to be temporary, there is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent COVID-19 variants, and the ultimate impact of the CARES Act and other government initiatives.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

1. ORGANIZATION (cont.)

The COVID-19 pandemic and its resulting economic and other effects could result in significant adverse effects on our customers’ cash flow and their ability to manufacture, distribute, and sell products incorporating our voice-enabling technologies. This in turn may cause customers to be less able to pay invoices for royalties, licensing fees and usage fees, or may result in a reduction in the royalties, licensing fees and usage fees that the Company earns which are often based on the number of units sold or distributed by customers. This reduction could cause adverse effects on the business, results of operations, financial condition, cash flows and ability to raise operating capital. In addition, any depression or recession resulting from the COVID-19 pandemic may adversely change consumer behavior and demand, including products sold by customers, which may result in a significant reduction in our revenue, results of operations and financial condition. To date, this matter has not negatively impacted the Company. However, the financial impact and duration cannot be reasonably estimated at this time.

Additionally, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business. The recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our customers’ suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Significant Accounting Policies

The following (a) condensed consolidated balance sheet as of December 31, 2021, which has been derived from audited financial statements, and (b) the unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). The condensed consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial statements have been included. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results for the fiscal year ending December 31, 2022 or any future interim period.

The accompanying unaudited consolidated condensed financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the company believes that the disclosures made are adequate to make the information not misleading.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency

The functional currency of SoundHound, Inc. and its subsidiaries is the U.S. dollar. Foreign currency denominated transactions are converted into U.S. dollars at the average rates of exchange prevailing during the period. Assets and liabilities denominated in foreign currency are remeasured into U.S. dollars at current exchange rates at the balance sheet date for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities. During the three-month period ended March 31, 2022 and 2021, the Company recognized net losses/(gains) related to foreign currency transactions and remeasurements of $464 and $367, respectively, in the condensed consolidated statements of operations and comprehensive loss as other expense, net.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported and disclosures in the condensed consolidated financial statements and accompanying notes. Such estimates include revenue recognition, allowance for doubtful accounts, accrued liabilities, derivative and warrant liabilities, calculation of the incremental borrowing rate, financial instruments recorded at fair value on a recurring basis, valuation of deferred tax assets and uncertain tax positions and the fair value of common stock and other assumptions used to measure stock-based compensation expense. The Company bases its estimates on historical experience, the current economic environment, and on assumptions it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ materially from those estimates.

Segment Information

The Company has determined that the Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates as a single reportable segment.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. This means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company has the option to adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and can do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company has elected to use the extended transition period for complying with new or revised accounting standards unless the Company otherwise early adopts select standards.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentrations of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to potential significant concentrations of credit risk consist principally of cash and cash equivalents. The Company regularly monitors its credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

As of March 31, 2022, accounts receivable balances due from three customers collectively totaled 72% of the Company’s condensed consolidated accounts receivable balance. As of December 31, 2021, accounts receivable balances due from five customers collectively totaled 86% of the Company’s condensed consolidated accounts receivable balance.

For the three months ended March 31, 2022, the Company had four customers that accounted for 59% of revenue and three customers that accounted for 60% of revenue for the three months ended March 31, 2021.

Equity Issuance Costs

The Company capitalizes certain legal, professional, accounting and other third-party fees that are directly associated with in-process equity financings, including the Business Combination, as deferred offering costs until such financings are consummated. After consummation of the financing, these costs are recorded as a reduction of the proceeds received from the equity financing. If a planned equity financing is abandoned, the deferred offering costs are expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations and comprehensive loss.

Additionally, certain transaction costs incurred in connection with the pending merger agreement, which are direct and incremental to the proposed merger, will be deferred and recorded as a component of other non-current assets within the condensed consolidated balance sheets and will offset cash proceeds from the Business Combination if successful. The Company had $3,318 and $1,264 of deferred offering costs recorded as of March 31, 2022 and December 31, 2021.

Revenue Recognition

The Company recognizes revenue under Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers, when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps:

(i) Identification of the contract(s) with a customer;

(ii) Identification of the performance obligations in the contract;

(iii) Determination of the transaction price, including the constraint on variable consideration;

(iv) Allocation of the transaction price to the performance obligations in the contract;

(v) Recognition of revenue when, or as, performance obligations are satisfied.

Contracts are accounted for when both parties have approved and committed to the contract, the rights of the parties and payment terms are identifiable, the contract has commercial substance and collectability of consideration is probable. Any payments received from customers that do not meet criteria for having a contract are recorded as deposit liabilities on the condensed consolidated balance sheet.

Under ASC 606, assuming all other revenue recognition criteria have been met, the Company will recognize revenue for arrangements upon the transfer of control of the Company’s performance obligations to its customers. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is the unit of account in ASC 606. Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company currently generates its revenues through the following performance obligations: (1) hosted services, (2) professional services, (3) monetization and (4) licensing.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Research and Development

The Company’s research and development costs are expensed as incurred. These costs include salaries and other personnel related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility.

Warrants

The Company determines whether to classify contracts, such as warrants, that may be settled in its own stock as equity of the entity or as a liability. An equity-linked financial instrument must be considered indexed to the Company’s own stock to qualify for equity classification. The Company classifies warrants as liabilities for any contracts that may require a transfer of assets.

The warrants are considered freestanding instruments that qualify as liabilities under ASC Topic 480, Distinguishing Liabilities from Equity, as the Company is committed to issuing an instrument that ultimately may require a transfer of assets. The warrant liability is accounted for at fair value and remeasured at each reporting date. Accordingly, the Company classifies the warrants as a liability at their fair value and adjusts the instruments to fair value at each balance sheet date until the warrants are exercised or expired. Any change in the fair value of the warrants is recognized as other expense, net in the condensed consolidated statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when, in management’s estimate, it is more-likely-than-not that the deferred tax asset will not be realized. The Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return.

The Company classifies interest and penalties related to uncertain tax positions in income tax expense, if applicable. There were no interest expenses or penalties related to unrecognized tax benefits recorded through March 31, 2022.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black- Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions to determine the fair value of stock options, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — The Company estimates volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the option’s expected term.

Expected Term — The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint between the stock options’ vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Restricted Stock Units

The Company issues restricted stock unit awards (“RSUs”) to grantees as compensation for services. The Company’s RSUs are classified as equity awards because the RSUs will be settled in the Company’s common stock upon vesting. The fair value of the RSUs is determined at the grant date based on the fair value of the Company's common stock on the date of grant and is recognized straight-line over the service period.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company follows a three-level valuation hierarchy for disclosure of fair value measurements as follows:

●	Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

●	Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

●	Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s derivative liabilities and warrants are measured at fair value on a recurring basis and are classified as Level 3 liabilities. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date on the condensed consolidated statements of operations and comprehensive loss.

Redeemable Convertible Preferred Stock

The Company’s shares of redeemable convertible preferred stock (“Preferred Stock”) do not have a mandatory redemption date and are assessed at issuance for classification and redemption features requiring bifurcation. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. The Company’s Preferred Stock is redeemable upon a deemed liquidation event which the Company determined is not solely within its control and thus has classified shares of Preferred Stock as temporary equity until such time as the conditions are removed or lapse. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the shares of Preferred Stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the shares of Preferred Stock would be made only when a deemed liquidation event becomes probable.

Convertible Notes and Derivative Liabilities

The Company evaluates its convertible notes, and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. The Company accounts for conversion features that meet the criteria for bifurcation as liabilities at fair value and adjusts the derivative instruments to fair value at each reporting period. The conversion features qualify as derivatives, as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other expense, net in the condensed consolidated statements of operations and comprehensive loss. The fair value of the conversion features has been estimated using a probability-weighted discount model with and without the conversion feature (see Note 9 for additional information).

The Company holds its convertible notes at amortized cost and amortizes the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest or straight-line method until maturity or early conversion pursuant to the contractual terms of the arrangement.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities.

Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, Preferred Stock, stock options, warrants and convertible notes are considered to be potentially dilutive securities. See Note 15 for further information.

Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common stock is not assumed to have been issued if their effect is anti-dilutive.

Recent Accounting Pronouncement — Adopted

From time to time, new accounting pronouncements, or Accounting Standards Updates, are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption. During the three-month period ended March 31, 2022, no additional accounting pronouncements were adopted. Refer to Note 2 of our audited consolidated financial statements for the fiscal year ended December 31, 2021 contained within the proxy statement/prospectus/consent solicitation for adopted accounting pronouncements.

Recent Accounting Pronouncement — Not Yet Adopted

In October 2021, the FASB issued ASU 2021-08 Business Combinations (“ASC 805”) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current U.S. GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of, and after a business combination. The amendment is effective for the Company in fiscal years beginning after December 15, 2023. Early adoption of the amendment is permitted. The Company anticipates that it will not have a material impact on its condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13 to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (“Topic 326”), Targeted Transition Relief, which amends the transition guidance for ASU 2016-13. The ASU provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on an instrument-by-instrument basis. ASU 2019-10 and ASU 2016-13 are effective for years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact the standard will have on the Company’s condensed consolidated financial statements.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (“Topic 740”) (“ASU 2019-12”). ASU 2019-12 eliminates the need for an organization to analyze whether the following apply in a given period (1) exception to the incremental approach for intra-period tax allocation (2) exceptions to accounting for basis differences when there are ownership changes in foreign investments and (3) exceptions in interim period income tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 also is designed to improve financial statement preparers’ application of income tax-related guidance and simplify U.S. GAAP for (1) franchise taxes that are partially based on income, (2) transactions with a government that result in a step-up in the tax basis of goodwill, (3) separate financial statements of legal entities that are not subject to tax, and (4) enacted changes in tax laws in interim periods. The amendments in ASU 2019-12 are effective for the Company in fiscal years beginning after December 15, 2021. Early adoption of the amendments is permitted. An entity that elects early adoption must adopt all the amendments in the same period. Adoption of ASU 2019-12 is not expected to result in any material changes to the way the tax provision is prepared and is not expected to have a material impact on the Company’s condensed consolidated financial statements.

3. REVENUE RECOGNITION

Revenue Recognition

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products or services provided to customers, reflecting the amount of consideration the Company expects to receive for those products or services. The Company enters into contracts that can include various products or services, which are generally capable of being distinct and accounted for as separate performance obligations.

The Company derives its revenue primarily from the following performance obligations: (1) hosted services, (2) professional services, (3) monetization, and (4) licensing. Revenue is reported net of applicable sales and use taxes that are passed through to customers.

The Company’s arrangements with customers may contain multiple obligations. Individual services are accounted for separately if they are distinct — that is, if a service is separately identifiable from other items in the contract and a customer can benefit from it in its own or with other resources that are readily available to the customer.

The Company has the following performance obligations in contracts with customers:

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to twenty years.

The Company has determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services, since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e., variable consideration) or on a fixed fee subscription basis. The Company recognizes revenue as each distinct service period is performed (i.e., recognized as incurred).

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgement is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

3. REVENUE RECOGNITION (cont.)

In instances where the Company concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion. The Company assesses distinct professional services to determine whether the transfer of control is over-time or at a point in time. The Company considers three criteria in making their assessment including (1) the customer simultaneously receives and consumes the benefits; (2) the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (3) the Company’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If none of the criteria are met, revenue is determined to be recognized at a point in time.

For distinct professional services determined to be recognized over-time, measuring the stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs and percentage of completion based on input and output measures. During the three months ended March 31, 2022, $567 of professional service revenue was recognized over time, with the remaining $0 recognized at a point in time when the performance obligation was completed and control of the service was transferred to the customer. During the three months ended March 31, 2021, no professional service revenue was recognized over time.

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. The Company derives an immaterial amount of revenue from, sales commissions earned from song purchases facilitated by the SoundHound app and App store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual monetization generated or usage, which represent a variable consideration with constrained estimates. Therefore, the Company recognizes the related revenues at a point in time when advertisements are placed, when commissions are paid or when the SoundHound application is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as a principal or an agent in the transaction. The Company has determined that it does not act as the principal in monetization arrangements because it does not control the transfer of the service and it does not set the price. Based on these factors, the Company reports revenue on a net basis.

Licensing

The Company licenses voice solutions that are embedded in customer products. Licensing revenue is a distinct performance obligation that is recognized when control is transferred to the customer, which is at a point-in-time for non-customized solutions. Revenues generated from licensing is based on royalty models with a combination of minimum guarantees and per unit pricing. Royalty periods are generally subsequent to when control of the license passes to the customer. The Company records licensing revenue as a usage-based royalty from customers’ usage of intellectual property in the same period in which the underlying sale occurs. The Company provides assurance-type warranty services and to date, post-contract support has been an immaterial performance obligation within the context of the contract.

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligation based on its relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount and contract type, in instances where the SSP is not directly observable, the Company estimates SSP by considering the following factors:

●	Costs of developing and supplying each performance obligation

●	Industry standards

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

3. REVENUE RECOGNITION (cont.)

●	Major product groupings

●	Gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead the Company to consider additional factors, the Company’s best estimate of SSP may also change.

For the three months ended March 31, 2022 and 2021, revenues under each performance obligation were:

	March 31,
	2022	2021
Hosted services	$3,344	$3,387
Professional services	567	—
Monetization	208	352
Licensing	171	—
Total	$4,290	$3,739

For the three months ended March 31, 2022 and 2021, the disaggregated revenue by geographic location is as follows:

	March 31,
	2022	2021
United States	1,389	1,068
Japan	927	1,033
Germany	683	1,019
France	459	—
Korea	412	478
Other	420	141
Total	$4,290	$3,739

For the three months ended March 31, 2022 and 2021, the disaggregated revenue by recognition pattern is as follows:

	March 31,
	2022	2021
Over time revenue	$3,911	$3,387
Point-in-time	379	352
Total	$4,290	$3,739

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

3. REVENUE RECOGNITION (cont.)

The Company also disaggregates revenue by service type. This disaggregation consists of Product Royalties, Service Subscriptions and Monetization. Product Royalties revenue is derived from Houndified Products, which are voice-enabled tangible products across the automotive and consumer electronics industries. Revenue from Product Royalties is based on volume, usage, or life of the products, which are driven by number of devices, users, or unit of time. Service Subscription revenue is generated through Houndified Services, which include customer services, food ordering, content, appointments, and voice commerce. Subscription revenue is derived from monthly fees based on usage-based revenue, revenue per query or revenue per user. Both Houndified Products and Houndified Services may include professional services that develop and customize the Houndify platform to fit customers’ specific needs. Revenue from Monetization is generated from the SoundHound music identification app and is primarily attributable to user ad impression revenue. For the three months ended March 31, 2022 and 2021, the disaggregated revenue by service type is as follows:

	March 31,
	2022	2021
Product Royalties	$3,709	$2,984
Service Subscriptions	373	403
Monetization	208	352
Total	$4,290	$3,739

Contract Balances

The Company performs its obligations under a contract with a customer by licensing access to software or providing services in exchange for consideration from the customer. The timing of the Company’s performance often differs from the timing of the customer’s payment, which results in the recognition of a receivable, a contract asset or a contract liability.

As of March 31, 2022 and December 31, 2021, the Company had contract assets included in prepaid expenses and other current assets of $141 and $54, respectively, in the condensed consolidated balance sheets. The Company did not record any asset impairment charges related to contract assets during the three-month period ended March 31, 2022.

Revenue recognized for the three-month period ended March 31, 2022 and year ended December 31, 2021 that was included in the deferred revenues balances at the beginning of the reporting period was $2,162 and $14,945, respectively.

As of March 31, 2022, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $27,253. Given the applicable contract terms, $10,811 is expected to be recognized as revenue within one year and $12,144 is expected to be recognized between two to five years, with the remainder of $4,298 recognized after five years. This amount does not include contracts to which the customer is not committed, contracts for which the Company recognizes revenue equal to the amount the Company has the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to the Company’s hosted services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.

The Company’s long-term contracts do not have significant financing components, as there is generally payment and performance in each year of the contract. If there is a period of one year or longer between the transfer of promised services and payment, it is generally for reasons other than financing and, thus, the Company does not adjust the transaction price for financing components.

The Company elected the practical expedient to not adjust promised amounts of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	March 31, 2022	December 31, 2021
Computer equipment	$20,686	$20,571
Software and voice recordings	8,912	8,687
Leasehold improvements	3,826	3,567
Furniture and fixtures	741	729
Total, at cost	34,165	33,554
Less: accumulated depreciation and amortization	(28,691)	(27,399)
Total property and equipment, net	$5,474	$6,155

The property and equipment account includes assets under finance lease obligations (see Note 13 for additional information) with an aggregate cost of approximately $6,731 and $6,975 as of March 31, 2022 and December 31, 2021 and accumulated depreciation of approximately $4,470 and $4,293 as of March 31, 2022 and December 31, 2021, respectively. Depreciation and amortization expense totaled approximately $1,292 and $1,451 for the three months ended March 31, 2022 and 2021, respectively.

5. ACCRUED LIABILITIES

Accrued liabilities on the consolidated balance sheets are comprised of the following as of March 31, 2022 and December 31, 2021, respectively:

	March 31, 2022	December 31, 2021
Accrued compensation expenses	$7,548	$3,802
Accrued interest	1,554	1,369
Accrued vendor payables	1,511	1,109
Accrued professional services	925	934
Other accrued liabilities	165	84
	$11,703	$7,298

6. COMMITMENTS AND CONTINGENCIES

Contingent Bonuses

During the three months ended March 31, 2022, the Company declared discretionary bonuses of $670, with payment contingent upon the closing of the Business Combination.

Contracts

In August 2021, the Company entered into an exclusive agreement with a cloud service provider to host its voice artificial intelligence platform pursuant to which the Company committed to pay a minimum of $99,000 in cloud costs over a seven-year period subject to variable increases based on usage.

Aggregate noncancelable future minimum payments are as follows:

Remainder of 2022 as of March 31, 2022	$3,000
2023	7,000
2024	11,000
2025	14,000
2026	16,000
Thereafter	48,000
Total	$99,000

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

6. COMMITMENTS AND CONTINGENCIES (cont.)

Legal Proceedings

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

Other Matters

The Company has not historically collected U.S. state or local sales and use tax, or other similar taxes, in any jurisdiction. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdiction may, in certain circumstances, enforce sales and use tax collection obligations on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection from remote vendors. The details and effective dates of these collection requirements vary from state to state. The Company continues to analyze potential sales tax exposure using a state-by-state assessment, and estimated and recorded a liability, in accordance with ASC 450, Contingencies, of $1,105 as of December 31, 2021 and March 31, 2022.

7. WARRANTS

In connection with the issuance of the April 2013 Note and November 2013 Note, the Company issued detachable warrants to purchase 44,708 and 89,418 shares of Series C Preferred Stock (“Series C Warrants”), respectively, at $6.71 per share to the lenders, which were immediately exercisable. In December 2021, all outstanding 134,126 shares of warrants related to April 2013 Note and November 2013 were net exercised, leading to a net issuance of 116,150 shares of Series C Preferred Stock. As of March 31, 2022 and December 31, 2021, the fair value of the warrant liability was $0.

In connection with the issuance of the Company’s 2021 note payable (“SVB March 2021 Note”) and 2021 convertible note (“SCI June 2021 Note”), the Company issued detachable warrants to purchase 127,570 and 63,785 shares of common stock, respectively, with an exercise price of $20.37 per share to the lenders, which were immediately exercisable. The Company recorded the warrants initially at fair value (see Note 9 for additional information) as paid-in-capital on the condensed consolidated balance sheets based on the allocation of its relative fair value of the debt proceeds. See Note 9 for additional information on the fair value calculation. The fair value in relation to the SVB March 2021 Note was allocated to the notes as a discount. The fair value in relation to the SCI June 2021 Note was capitalized as an asset, as the underlying debt bears similarity to a revolving commitment. As the warrants were classified as equity, they are not subject to remeasurement at the end of each reporting period. The initial allocated fair value of the warrants as of March 31, 2021 and June 14, 2021 was $2,316 and $1,526, respectively. The warrants have a ten-year expiration date from the applicable closing date of March 2031 and June 2031, respectively.

During the three months ended March 31, 2022, no warrants were exercised.

8. CONVERTIBLE NOTES AND NOTE PAYABLE

SNAP June 2020 Note

In June 2020, the Company issued a promissory note, the SNAP June 2020 Note, to a Lender in exchange for $15,000 in cash proceeds. This note has an annual interest rate of 5% and a maturity date of June 26, 2022, if not converted earlier pursuant to conversion terms and change in control events as described below. All unpaid interest and principal are due and payable upon request of the Lender on or after the SNAP June 2020 Note’s maturity date.

The outstanding principal balance and unpaid accrued interest of the SNAP June 2020 Note are convertible pursuant to the following terms (“SNAP June 2020 Note Conversion Feature” or “Conversion Feature”): automatic conversion into equity shares in the next equity financing round (“SNAP June 2020 Note Qualified Financing,” or “Qualified Financing”) at a conversion price equal to either (a) the lowest cash price per share paid by investors in such qualified financing (which will reflect at least a 20% discount to the price per share paid by other investors purchasing securities in additional closings), or (b) if there are no additional closings, 0.80 times the price per share paid by investors purchasing equity securities in the Qualified Financing. The SNAP June 2020 Note Qualified Financing shall be at least $30,000, which excludes the conversion of the SNAP June 2020 Note and any other indebtedness.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

8. CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

Furthermore, upon a change of control event, the Company shall settle the SNAP June 2020 Note in cash, pursuant to the following terms (“Redemption Features”):

—	200% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note; and

—	100% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note, provided that if the change of control transaction closes between the Company and the Lender or an affiliate of the Lender.

The Company evaluated whether the SNAP June 2020 Note contains embedded features that meet the definition of derivatives under ASC 815, Derivatives and Hedging. The Conversion Feature qualifies as a derivative as it continuously resets as the underlying stock price increases or decreases so as to provide a variable number of shares for a fixed value of equity to the holders at any conversion date. As such, the Conversion Feature is bifurcated and accounted for as a derivative liability to be remeasured at the end of each reporting period. The Company recorded the bifurcated Conversion Feature initially at fair value with the residual value being allocated to the SNAP June 2020 Note as a debt discount. The fair value of the Conversion Feature upon issuance in June 2020 was $2,460, which was recorded as a derivative liability on the Company’s condensed consolidated balance sheet. The Redemption Feature of the SNAP June 2020 Note does not meet the definition of a derivative. Therefore, the Redemption Feature is not bifurcated.

The total amount of debt discount at issuance for the SNAP June 2020 Note was $2,529. The Company amortized the aggregate debt discount using the effective interest method. The Company recognized total interest expense of $515 associated with the SNAP June 2020 Note for the three months ended March 31, 2022, out of which $330 relates to the amortization of the debt discount. The debt discount related to the SNAP June 2020 Note is amortized over the life of the instrument, beginning at note issuance and ending on June 26, 2022, the date of maturity.

The SNAP June 2020 Note contains a conversion feature in which outstanding principal and any unpaid accrued interest automatically converts into equity securities. This conversion occurs when the Company issues and sells equity securities in a bona fide equity financing with total proceeds to the Company totaling more than $30,000, excluding the face value of the SNAP June 2020 Note (“SNAP June 2020 Note Qualified Financing”).

The following table summarizes the unamortized debt discount, fair value of conversion feature, and accrued interest as of March 31, 2022 and December 31, 2021, and fair value remeasurement for the three months ended March 31, 2022 and March 31, 2021:

	March 31, 2022	December 31, 2021
Unamortized debt discount	$327	$657
Fair value of conversion feature	$4,080	$3,488
Accrued interest	$1,321	$1,136

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

8. CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Remeasurement of conversion feature – gain/(loss)	$(592)	$(1,150)

Accrued interest is included in accrued liabilities on the condensed consolidated balance sheets to reflect the classification of the SNAP June 2020 Note as short-term in nature on March 31, 2022 and December 31, 2021. The Company recorded the remeasurement of derivative liabilities in other expense, net on the condensed consolidated statements of operations and comprehensive loss.

SVB March 2021 Note

In March 2021, the Company entered into a loan and security agreement with a commercial bank to borrow $30,000 along with the issuance of warrants to purchase 127,570 shares of the Company’s common stock. The warrant’s allocated fair value was $2,316 at issuance. The SVB March 2021 Note also contains a final payment provision of $1,050. The warrants were recognized as a debt discount at issuance and recorded as a reduction of the debt balance under a relative fair value approach. The Company recorded the final payment as an increase to the principal balance and debt discount for the entire payment amount. The Company is amortizing the discounts on an effective interest basis over the period from issuance through the Early Maturity Date (as defined below).

The loan bears interest at an annual rate equal to the greater of 9% or 5.75% above the Prime Rate. As of March 31, 2022, the interest rate was 9.25%. Payments are interest-only for the first twelve months and are fully amortizable thereafter. The Company recorded interest expense in the condensed consolidated statements of operations and comprehensive loss for the three-month period ended March 31, 2022 of $675, of which $233 remained unpaid as accrued interest.

The term loan amortization date is April 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The total amount of debt discount at issuance was $3,532. As of March 31, 2022 and December 31, 2021, the unamortized debt discount totaled $240 and $1,086, respectively. The maturity date of the loan is April 26, 2022 (“Early Maturity Date”), with an opportunity for extension to September 2024 or March 2025 if certain performance milestones are met, including the conversion of the SNAP June 2020 Note. Accordingly, the Company has classified the entire note payable balance as short-term as of March 31, 2022.

SCI June 2021 Note

In June 2021, the Company entered into a loan and security agreement with a lender to obtain credit extensions to the Company. Extensions may be requested in $5,000 increments up to a total commitment amount of $15,000. The Company drew an initial $5,000 on June 14, 2021 and the remaining $10,000 on December 1, 2021. The SCI June 2021 Note also contains a final payment provision of 3.5% on each draw or $525 in total. Additionally, warrants were issued alongside the convertible note to purchase 63,785 shares of SoundHound’s common stock. The warrant’s allocated fair value was $1,526 at issuance. The Company recorded the final payment as an increase to the principal balance and debt discount for the entire payment amount upon each draw.

As the warrants and discounts of $2,150 are directly attributable to the total commitment of $15,000, the Company has presented its unamortized debt issuance cost associated with this convertible note as a current asset, recorded as debt issuance cost on the condensed consolidated balance sheets. The Company is amortizing the cost on a straight-line basis from the issuance date through the early maturity date of June 26, 2022. The Company recorded $566 in interest expense related to the debt discounts during the three-month period ended March 31, 2022. As of March 31, 2022, the unamortized debt discount totaled $566.

The loan bears interest at an annual rate equal to the greater of 9% or 5.75% above the Prime Rate. As of March 31, 2022, the interest rate is 9.25%. Payments are interest-only for the first twelve months and are fully amortizing thereafter. The Company incurred and paid $338 in stated interest in the condensed consolidated statements of operations and comprehensive loss for the three-month period ended March 31, 2022.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

8. CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

The loan amortization date is June 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The maturity date of the loan is the earlier of May 2025 or when the SNAP June 2020 Note is either paid in full or matures on June 26, 2022. Upon mutual consent of the Company and its Agent, the outstanding principal amount of term loan advances may be converted into equity securities that are issued by SoundHound in an Initial Public Offering (“IPO”) or by a Special Purpose Acquisition Company (“SPAC”) during a private placement sale of SoundHound’s equity securities that closes substantially concurrently with the closing of a SPAC acquisition. If conversion occurs in connection with an IPO, the conversion of the principal amount shall be into the same class and series of equity securities for the initial price per security to the public sold in the IPO. If conversion occurs in connection with a SPAC, the conversion of principal amount shall be into the equity securities purchased by other investors in the SPAC at the same share price and upon the same terms. As of March 31, 2022, the Company has classified the SCI June 2021 Note as a current liability on its condensed consolidated balance sheet.

The below table summarizes the Company’s debt balances as of March 31, 2022 and December 31, 2021:

March 31, 2022
SVB March 2021 Note
Note payable, current portion	$31,050
Unamortized loan discount	(240)
Carrying value	$30,810

	March 31, 2022
	SNAP June 2020 Note	SCI June 2021 Note	Total
Convertible notes, current portion	$15,000	$15,525	$30,525
Unamortized loan discount	(327)	—	(327)
Total	$14,673	$15,525	$30,198
Unamortized debt issuance cost recorded as an asset	$—	$566	$566

December 31, 2021
SVB March 2021 Note
Note payable, current portion	$31,050
Unamortized loan discount	(1,086)
Carrying value	$29,964

	December 31, 2021
	SNAP June 2020 Note	SCI June 2021 Note	Total
Convertible notes, current portion	$15,000	$15,525	$30,525
Unamortized loan discount	(657)	—	(657)
Total	$14,343	$15,525	$29,868
Unamortized debt issuance cost recorded as an asset	$—	$1,132	$1,132

Additionally, interest expense on the condensed consolidated statements of operations and comprehensive loss is inclusive of stated interest incurred on the Company’s debt instruments during the relevant periods, as well as the amortization of debt discounts and issuance costs. The life of each instrument may be shortened if a lender demands payment if certain events occur that are outside the control of the Company.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

9. FAIR VALUE MEASUREMENTS

The following tables present the fair value of the Company’s financial instruments that are measured or disclosed at fair value on a recurring basis:

	Fair Value Measurements as of March 31, 2022
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$165	$—	$—
Liabilities:
Derivative liability	—	—	(4,080)
Warrant liability	—	—	—
Total	$165	$—	$(4,080)

	Fair Value Measurements as of December 31, 2021
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$4,863	$—	$—
Liabilities:
Derivative liability	—	—	(3,488)
Warrant liability	—	—	—
Total	$4,863	$—	$(3,488)

The fair values of the warrants were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy.

In order to determine the fair value of the warrants, the Company utilized a Black-Scholes option-pricing model. Estimates and assumptions impacting the fair value measurement include the fair value of the underlying shares, the remaining contractual or expected term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying stock on an as-converted basis.

The Company considered the probability of a deemed liquidation event in determining the remaining expected term of the warrants, which was used as an input to the model. The Company lacks Company-specific historical and implied volatility information of its stock since there is currently no market. Therefore, it estimated its expected stock volatility based on the historical volatility of publicly traded guideline companies for a term equal to the remaining contractual or expected term of the warrants. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual or expected term of the warrants. The Company estimated no expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

Series C Warrants (April 2013 and November 2013)

The Company revalued the warrants as of March 31, 2021 resulting in a change in fair value of $253. This change in fair value was recorded as a component of other expense, net, in the accompanying condensed consolidated statements of operations and comprehensive loss.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

9. FAIR VALUE MEASUREMENTS (cont.)

The Company determined the fair value of the April 2013 Series C redeemable convertible preferred stock warrants using the Black-Scholes-Merton option-pricing model using the following assumptions:

March 31, 2021
Expected dividend rate	0%
Risk-free interest rate	0.24%
Expected volatility	46%
Expected term (in years)	2.39

Upon exercise in December 2021, the warrants were recorded as Series C Preferred Stock at their fair value of $5,816 upon net share settlement

Common Stock Warrants (SVB March 2021 Note)

The Company issued common stock warrants in connection with the SVB March 2021 Note (See Note 8 for additional information). The SVB March 2021 Note warrants were recorded based on the allocation of its relative fair of the debt proceeds of $2,316. The warrants were classified as equity instruments at inception with a corresponding discount recorded at issuance against the outstanding notes in connection with the SVB March 2021 Note. The common stock warrants are not subject to remeasurement at each subsequent balance sheet date due to their classification as equity instruments as they are considered indexed to the Company’s stock. As of March 31, 2022, none of these warrants have been exercised. The SVB March 2021 Note warrants expire in March 2031.

The Company determined the fair value of the SVB March 2021 Note common stock warrants at issuance using the Black-Scholes option-pricing model using the following assumptions:

SVB March 2021 Note Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.74%
Expected volatility	47%
Expected term (in years)	10.00

Derivative Liability (SNAP June 2020 Note)

To determine the fair value of the embedded derivative associated with the SNAP June 2020 Note, the Company utilized the income approach model using the With and Without method. Using the With and Without method, the Company modeled expected cash flows to the noteholder under Next Equity Financing, Change in Control, SPAC/Private Investment in Public Equity, and IPO scenarios. The value of the Embedded Derivatives was determined as the differential value from the perspective of the With and Without Method. The Company utilized the following assumptions at the valuation date:

December 31, 2021
Probability of Next Equity Financing	3%
Probability of SPAC/PIPE	95%
Probability of IPO	2%
100%
Weighted average term (years)	0.27
Weighted average discount rate	25.00%

The significant unobservable inputs used in the fair value measurement of the derivative liability are the remaining expected term, the discount rate, and the probability of financing for each scenario. Significant increases (decreases) in the term would result in significantly lower (higher) fair value measurements. Significant increases (decreases) in the discount rate would result in significantly lower (higher) fair value measurements.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

9. FAIR VALUE MEASUREMENTS (cont.)

As of March 31, 2022, the embedded derivative was valued at its intrinsic value due to the proximity of the valuation date to the closing of the Business Combination. This valuation method was materially consistent when compared to a fair value model adjusted for timing of the valuation to the transaction and using an increased probability of SPAC occurrence of 100%.

The following table sets forth a summary of changes in fair value of the Company’s derivative liability and warrant liability for which fair value was determined by Level 3 inputs:

	Derivative Liability	Warrant Liability
Balance as of January 1, 2021	$2,380	$2,004
Change in fair value	1,150	253
Balance as of March 31, 2021	$3,530	$2,257

	Derivative Liability	Warrant Liability
Balance as of January 1, 2022	$3,488	$—
Change in fair value	592	—
Balance as of March 31, 2022	$4,080	$—

There were no transfers of financial instruments between the three levels of the fair value hierarchy for the three-month period ended March 31, 2022. The Company had no other financial assets or liabilities that were required to be measured at fair value on a recurring basis.

10. PREFERRED STOCK

A summary of the Preferred Stock authorized, issued and outstanding as of March 31, 2022 is as follows:

	Shares Authorized	Shares Issued	Liquidation Preference	Carrying Value
Series A	3,438,670	3,438,670	$5,082	$4,967
Series B	6,065,646	6,065,646	11,943	11,038
Series C	1,041,607	1,023,631	6,869	11,837
Series C-1	798,399	798,399	16,072	16,061
Series D	3,646,050	3,646,050	95,027	85,648
Series D-1	1,515,152	1,515,152	50,000	49,957
Series D-2	1,515,151	1,515,151	50,000	49,949
Series D-3	3,750,000	1,245,838	49,834	50,046
Series D-3A	4,545,454	—	—	—
	26,316,129	19,248,537	$284,826	$279,503

The holders of the Company’s Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-2, Series D-3 and Series D-3A Preferred Stock (collectively, “Preferred Stock”) have the following rights, preferences and privileges:

Dividends

No dividends have been declared during the three-month period ended March 31, 2022.

Conversion

No conversion events have occurred during the three-month period ended March 31, 2022.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

10. PREFERRED STOCK (cont.)

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Preferred Stock are entitled to receive distributions of any assets of the Company in order of their preferences.

The Company has not experienced any voluntary or involuntary liquidation, dissolution or winding up during the three months ended March 31, 2022.

Redemption

The Preferred Stock is not mandatorily redeemable. The Company has not experienced any redemptions during the three months ended March 31, 2022.

Voting Rights

Voting rights have not changed during the three months ended March 31, 2022.

11. COMMON STOCK

As of March 31, 2022, the Company has authorized the issuance of 45,000,000 shares of common stock.

The Company has reserved shares of common stock for future issuance on an as-if converted basis related to the following outstanding Preferred Stock, warrants, stock options and future grants as of March 31, 2022:

Series A Preferred Stock	3,438,670
Series B Preferred Stock	6,065,646
Series C Preferred Stock	1,023,631
Series C-1 Preferred Stock	798,399
Series D Preferred Stock	3,646,050
Series D-1 Preferred Stock	1,515,152
Series D-2 Preferred Stock	1,515,151
Series D-3 Preferred Stock	1,245,838
Common stock warrants	191,355
Stock options outstanding	5,039,511
Restricted stock units outstanding	362,652
Stock incentive plan shares reserved for future issuance	133,441
24,975,496

12. STOCK INCENTIVE PLAN

The Board of Directors has authorized and in April 2016 adopted the 2016 Equity Incentive Plan (the “2016 Plan”) as a successor and continuation of the 2006 Plan (collectively, the “Plans”). Under the Plans, the Board of Directors may grant awards of options and restricted stock, as well as stock appreciation rights and other stock awards. During the year ended December 31, 2021, the Company amended the 2016 Plan to increase the number of shares of common stock reserved for issuance under the Plans by 1,200,000 to an aggregate of 8,701,460. During the three months ended March 31, 2022, no further amendments to the Plans were made.

The 2016 Plan provides for incentive stock options to be granted to employees at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years. RSUs granted generally vest over a four-year period, with 25% cliff vesting after one year and then ratably on a quarterly basis for the remaining three years.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

12. STOCK INCENTIVE PLAN (cont.)

Option Activity

Shares available for grant under the Plans is as follows for the three-month period ended March 31, 2022 and the year ended December 31, 2021:

Outstanding, January 1, 2021	57,535
Authorized	1,200,000
Options granted	(1,134,542)
Awards forfeited or cancelled	376,245
Outstanding, December 31, 2021	499,238
Authorized	—
Options granted	(32,000)
RSUs granted	(362,652)
Awards forfeited or cancelled	28,855
Outstanding, March 31, 2022	133,441

Stock option activity under the Plans is as follows for the three-month period ended March 31, 2022 and 2021:

	Outstanding Stock Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)	Average Intrinsic Value
Outstanding, January 1, 2021	5,178,276	$13.23	6.75	$36,987
Authorized	—	—	—	—
Options granted	140,000	20.37	—	—
Options exercised	(297,850)	4.02	—	7,133
Awards forfeited or cancelled	(94,272)	17.38	—	—
Outstanding, March 31, 2021	4,926,154	$13.91	6.85	$69,274

Outstanding, December 31, 2021	5,475,283	19.19	6.78	168,923
Authorized	—	—	—	—
Options granted	32,000	50.07	—	—
Options exercised	(438,917)	5.66	—	19,420
Awards forfeited or cancelled	(28,855)	26.71	—	—
Outstanding, March 31, 2022	5,039,511	$20.52	7.03	$169,930
Options exercisable as of March 31, 2022	3,050,249	$13.52	5.90	$124,137

Restricted stock activity under the Plans are as follows for the three months ended March 31, 2022:

	Outstanding RSUs	Weighted Average Grant Date Value Per Share
Outstanding, January 1, 2022	—	$—
Granted	362,652	54.26
Released	—	—
Forfeited	—	—
Outstanding, March 31, 2022	362,652	$54.26

Options exercised early are subject to the vesting provisions mentioned above, and any unvested shares are subject to repurchase at the original price upon termination of employment, death, or disability. There were no option exercises during the three-month period ended March 31, 2022 or year ended December 31, 2021 that were subject to repurchase.

The total fair value of options vested was approximately $1,578 and $1,036, during the three-month period ended March 31, 2022 and 2021, respectively.

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

12. STOCK INCENTIVE PLAN (cont.)

The following table summarizes information with respect to stock options outstanding and exercisable as of March 31, 2022:

	Options Outstanding		Options Exercisable
Range of Exercise Prices Per Share	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)
$0.00 - $12.06	869,350	3.11	869,350	3.11
$12.07 - $15.34	1,176,127	5.66	1,136,881	5.64
$15.35 - $19.31	845,592	7.43	558,563	7.41
$19.32 - $24.17	1,131,944	8.66	476,053	8.71
$24.18 - $50.07	1,016,498	9.53	9,402	9.49
	5,039,511	7.03	3,050,249	5.90

During the three-month period ended March 31, 2022 and 2021, the Company’s stock compensation expense was $2,464 and $1,388, respectively. As of March 31, 2022, the unamortized expense related to outstanding awards was $43,336. The weighted average remaining amortization period over which the balance as of March 31, 2022 is to be amortized is 2.93 years. No income tax benefit was recognized for this compensation expense in the condensed consolidated statements of operations and comprehensive loss, as the Company does not anticipate realizing any such benefit in the future.

Employee Stock-Based Compensation

For the purpose of determining the estimated fair value of share-based payment awards issued in the form of stock options, the Company uses the Black-Scholes option-pricing model as permitted under the provisions for share-based payment awards.

The assumptions under the Black-Scholes option-pricing model and the weighted average calculated fair value of the options granted to employees as of March 31, 2022 and December 31, 2021 are as follows:

	March 31, 2022	December 31, 2021
Fair value of common stock	$54.26	$40.83
Dividend yield	0%	0%
Expected volatility	40%	42%
Expected term (years)	5.98	6.01
Risk free interest rate	2.40%	1.14%

Stock-based compensation is classified in the following operating expense accounts on the condensed consolidated statements of operations and comprehensive loss for the three-month period ended March 31, 2022 and 2021:

	March 31, 2022	March 31, 2021
Research and development	$1,603	$1,039
Sales and marketing	258	99
General and administrative	603	250
Total	$2,464	$1,388

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

12. STOCK INCENTIVE PLAN (cont.)

Executive Options

The Company historically issued option awards to key personnel with contractual expirations of 5 to 10 years. Certain individuals had not exercised their options prior to expiration. As a result of the expiration of unexercised but fully vested options awards, the Company issued new options for the same quantity previously granted, but with an exercise price set to the then fair value of common stock determined in accordance with a board approved 409A.

Furthermore, in an effort to make the holders whole, the Company entered into a change in control bonus Letter Agreement with each individual. Pursuant to the agreement, each individual is entitled to an additional lump sum payment capped at the difference between the original aggregate exercise price and the new aggregate exercise price upon a change in control transaction as defined in the Company’s 2016 Equity Incentive Plan, provided that such a transaction also constitutes a “Liquidation Transaction” as defined in the Company’s Certificate of Incorporation.

The maximum change in control bonus for executive award holders is $5,837 and remains unamortized as of March 31, 2022.

13. LEASES

The Company leases certain facilities under non-cancelable operating leases that expire at various dates through 2025. Some leases include renewal options, which would permit extensions of the expiration dates at rates approximating fair market rental values. The Company also enters into certain finance leases for computer equipment. The finance leases are collateralized by the financed assets.

Aggregate noncancelable future minimum lease payments under operating and finance leases as of March 31, 2022 are as follows:

	Operating Lease	Financing Lease
Year Ending December 31:
Remainder of 2022	$2,901	$828
2023	3,830	189
2024	3,258	122
2025	931	12
2026	474	—
Thereafter	1,739	—
Total	13,133	1,151
Less: imputed interest	(1,541)	(77)
Present value of lease liabilities	11,592	1,074
Less: current portion	(3,519)	(822)
Lease liabilities, net of current portion	$8,073	$252

Additional information related to the Company’s lease balances during the period ended March 31, 2022 and 2021 and as of March 31, 2022 and December 31, 2021 includes:

	March 31, 2022	March 31, 2021
Operating lease cost	$865	$823
Short-term lease cost	57	213

Financing lease cost:
Amortization of finance leased assets	411	654
Interest of lease liabilities	36	240

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

13. LEASES (cont.)

	Operating Lease	Financing Lease
Weighted average remaining lease term (years)	4.12	1.23
Weighted average discount rate	5.92%	10.24%

The Company’s rent expense totaled approximately $922 and $1,036 during the period ended March 31, 2022 and 2021, respectively.

14. OTHER EXPENSE, NET

Other expense, net on the condensed consolidated statements of operations and comprehensive loss is comprised of the following for the three months ended March 31, 2022 and 2021, respectively:

	March 31, 2022	March 31, 2021
Other expense, net:
Interest income	$2	$5
Change in fair value of derivative and warrant liability	(592)	(1,403)
Other expense, net	(467)	(328)
Total other expense, net	$(1,057)	$(1,726)

15. NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the three-month period ended March 31, 2022 and 2021, respectively:

	March 31, 2022	March 31, 2021
Numerator:
Net loss	$(25,103)	(19,260)
Denominator:
Weighted average shares outstanding – basic and dilutive	$12,527,229	$11,872,698
Basic and diluted net loss per share	$(2.00)	$(1.62)

For the three-month period ended March 31, 2022 and 2021, the diluted earnings per share is equal to the basic earnings per share as the effect of potentially dilutive securities would have been antidilutive.

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the three-month period ended March 31, 2022 and 2021:

	March 31, 2022	March 31, 2021
Stock options	5,039,511	4,926,154
Series C warrants	362,652	—
Common stock warrants	191,355	261,696
Preferred stock	19,248,537	19,132,387
Total	24,842,055	24,320,237

SOUNDHOUND, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except share and per share data)

16. INCOME TAXES

The tax expense and the effective tax rate resulting from operations were as follows:

	Three Months Ended
(In thousands)	March 31, 2022	March 31, 2021
Income (loss) before income taxes	$(24,751)	$(19,093)
Income tax expense	$352	$167
Effective tax rate	(1.42)%	(0.87)%

The increase in the effective tax rate for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, is primarily due to the amount and mix of income (loss) from multiple tax jurisdictions and withholding taxes in excluded loss jurisdictions.

The Company’s recorded effective tax rate differs from the U.S. statutory rate primarily due to an increase in the domestic valuation allowance caused by tax losses, foreign withholding taxes, and foreign tax rate differentials from the U.S. domestic statutory tax rate.

The Company currently has valuation allowances recorded against its deductible temporary differences and net operating loss carryforwards in certain jurisdictions where the realizability of such deferred tax assets is substantially in doubt.  Each quarter, the Company assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers available evidence, including significant events and transactions, both positive and negative, including reversing taxable temporary differences and forecasted earnings in assessing its need for a valuation allowance in each jurisdiction.  As a result of the Company’s analysis, it concluded that it is more likely than not that a portion of its deferred tax assets will not be realized. Therefore, the Company continues to provide a valuation allowance against its deferred tax assets in certain jurisdictions.  The Company continues to monitor available evidence and may reverse some or all its remaining valuation allowance in future periods, if appropriate.  The Company has a recorded valuation allowance against its deferred tax assets of $86,694 thousand as of March 31, 2022, and $50,821 thousand as of March 31, 2021.

17. RELATED PARTY TRANSACTIONS

The Company entered into revenue contracts to perform professional services for certain companies who are also investors in the Company. These companies are holders of either the Company’s common stock or Preferred Stock. The following is financial information on related party transactions as of and for the three-month period ended March 31, 2022 and for the year ended December 31, 2021:

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Revenue	$2,171	$1,807

	As of March 31, 2022	As of December 31, 2021
Accounts receivable	$300	$583
Deferred revenue	$13,862	$15,238

18. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 16, 2022, the date the condensed consolidated financial statements were issued.

In April 2022, the Company received additional PIPE funding in connection with the Business Combination, resulting in an increase of $2,000 to the gross proceeds to be received from the transaction.

In April 2022, the Company entered into a loan modification agreement with Silicon Valley Bank, which modified the original maturity date term of the SVB March 2021 Note. The agreement extended the note’s Early Maturity Date from April 26, 2022 to May 26, 2022. Refer to Note 8 for the SVB March 2021 Note’s original maturity date terms.

On April 26, 2022, the Company and Archimedes Tech SPAC Partners Co. (“ATSP”) completed a merger resulting in the reverse recapitalization of the Company (the “Business Combination”) and the issuance of common stock in the PIPE investment. Upon the Closing of the Business Combination, ATSP changed its name to SoundHound AI, Inc. Cash proceeds of the Business Combination were funded through a combination of $5,357 held in trust by ATSP (following satisfaction of redemptions by public stockholders), and $113,000 in aggregate gross proceeds from PIPE investors in exchange for 11,300,000 shares of SoundHound AI Class A common stock that closed substantially contemporaneously with the Closing of the Business Combination. The combined company incurred $25,293 of expenses related to the transaction. After giving effect to these transactions, SoundHound received $93,064 in net proceeds, which are intended to be used for general corporate purposes, including investments in sales, marketing and advancement of product development, but which may also be used to acquire other companies in the Voice AI industry.